UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2016

Ciner Resources LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia	30328
(Address of principal executive office)	(Zip Code)

(770) 375-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Ciner Resource Partners LLC (the "Company"), the general partner of Ciner Resources LP (the "Partnership"), has approved a grant, effective as of August 31, 2016, of 3,756 performance awards based, in part, on the value of the Partnership's units ("Performance Awards") to Kirk H. Milling, President and Chief Executive Officer of the General Partner, 1,021 Performance Awards to Kevin L. Kremke, Chief Financial Officer of the General Partner, and 1,010 Performance Awards to Nicole C. Daniel, Vice President, General Counsel and Secretary of the General Partner, in each case, pursuant to the the Company's 2013 Long-Term Incentive Plan, as amended ("LTIP"), and corresponding Performance Award Agreement.

The Performance Awards granted to these award recipients have a performance cycle beginning on January 1, 2016 and ending December 31, 2018. The vesting of the Performance Award, and number of common units of the Partnership distributable pursuant to such vesting, is dependent on the relative performance of the Partnership’s common units compared to an initial peer group consisting of 41 other publicly traded partnerships (provided that the award recipient remains continuously employed with the Company or its affiliates or satisfies other service-related criteria through the end of the performance period, except in certain cases of changes of control or the award recipient's death or disability). Vested Performance Awards are to be settled in the Partnership’s common units, with the number of such units payable under the award to be calculated by multiplying the target number provided in the Performance Award Agreement by a performance percentage, which may range from 0% to 200%, depending on the relative performance of the Partnership’s common units over the performance period compared to common units of each member of the peer group. In addition, upon vesting of the Performance Award, the award recipient is entitled to receive a cash payment equal to the distribution equivalents accumulated with respect to the target number provided in the Performance Award Agreement, multiplied by the performance percentage described in the immediately preceding sentence.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2016	CINER RESOURCES LP

	By:	Ciner Resource Partners LLC,
its General Partner

	By:	/s/ Nicole C. Daniel
Nicole C. Daniel
Vice President, General Counsel and Secretary